Exhibit 99.1

1-800-FLOWERS.COM® Reports Fiscal 2010 First Quarter Revenue from Continuing Operations of $108.3 Million and EPS of ($0.09), Compared with Revenue of $135.4 Million and EPS of ($0.05) in the Prior Year Period

Company Also Announces Launch of Its New 1-800-Baskets.com Website

  Gross Profit Margin from continuing operations for the quarter improved 190 basis points to 40.4 percent.
  Operating expenses from continuing operations (excluding depreciation and amortization) for the quarter declined $4.6 million; operating expense ratio for the quarter increased 520 basis points to 43.0 percent reflecting the lower year-over-year revenues.
  EBITDA* loss from continuing operations for the quarter was approximately $2.8 million, compared with EBITDA from continuing operations of $1.0 million in the prior year period. (*Earnings from continuing operations Before Interest, Taxes, Depreciation and Amortization. A reconciliation of net loss from continuing operations to EBITDA is included as part of the attached tables.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--October 22, 2009--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today reported revenues from continuing operations of $108.3 million for its fiscal 2010 first quarter ended September 27, 2009, compared with revenues from continuing operations of $135.4 million in the prior year period. The Company said the decline in year-over-year revenue primarily reflected lower wholesale order volume in its DesignPac Gifts division combined with lower demand in the Company’s consumer floral business. A majority of the DesignPac Gifts reduction resulted from of a shift in the timing of shipments into the fiscal 2010 second quarter based on requests from wholesale customers for deliveries later in the year. The Company noted that the fiscal first quarter is typically its lowest in terms of revenues due to the lack of gifting occasions during the summer months.

Gross profit margin for the quarter improved 190 basis points to 40.4 percent compared with 38.5 percent in the prior year period. This improvement resulted primarily from product mix, reflecting lower wholesale revenues in the period. Operating expenses (excluding depreciation and amortization) during the quarter declined $4.6 million to $46.6 million, compared with $51.2 million in the prior year period. Operating expense ratio for the quarter increased 520 basis points to 43.0 percent, compared with 37.8 percent in the prior year period, reflecting the lower year-over-year revenues.

The combination of these factors resulted in an EBITDA loss from continuing operations for the quarter of $2.8 million compared with positive EBITDA of $1.0 million in the prior year period, and a net loss from continuing operations of $5.7 million, or ($0.09) per share, compared with a net loss from continuing operations of $3.1 million, or ($0.05) per share, in the prior year period. Including a loss from discontinued operations of $1.6 million, compared with a loss of $2.2 million in the prior year period, total net loss for the quarter was $7.3 million, or ($0.11) per share, compared with a total net loss of $5.3 million, or ($0.08) per share, in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “Revenues in our fiscal 2010 first quarter reflect a shift in the timing of wholesale order shipments as well as a difficult comparison to prior year since we did not see the effects of last year’s dramatic economic decline until late in our fiscal second quarter. Despite this, during the quarter we continued to execute on our programs to reduce operating expenses, which declined almost $5 million. In addition, we continued to roll out our value-priced merchandising strategy, which will enable us to reduce promotional pricing and thereby help drive improved gross profit margin in the current fiscal second quarter and for the remainder of fiscal 2010. We also anticipate continued reductions in operating expenses in the current fiscal second quarter, with improvements in revenue comparisons as we move into the second half of our fiscal year.”

McCann stated that for the current fiscal second quarter, “We are very excited about the recent launch of our new 1-800-Baskets.com website, which leverages the 1-800-FLOWERS.COM brand equity, online traffic and customer database. We believe 1-800-Baskets.com will enable us to significantly improve our cross-brand marketing and merchandising while attracting new customers and deepening our relationships with our existing customers as we continue to build a leadership position in the Gourmet Food and Gift Basket category.”

During the fiscal first quarter, the Company attracted 392,200 new customers, of whom 74 percent, or 289,000, came to the Company through its online channels. Approximately one million customers placed orders during the quarter, of which 61.5 percent were repeat customers. This reflects the Company’s ongoing focus on deepening the relationship with its existing customers as their trusted resource for all of their celebratory occasions.

CATEGORY RESULTS FROM CONTINUING OPERATIONS:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods & Gift Baskets business categories in the tables attached to this release and as follows:

  1-800-FLOWERS.COM Consumer Floral: During the fiscal 2010 first quarter, revenues in this category were $70.0 million compared with $83.5 million in the prior year period. Gross margin for the quarter was 36.9 percent compared with 38.0 percent in last year’s first quarter, primarily reflecting promotional pricing in the first two months of the period. The Company stated that it has made significant progress in its initiatives to reduce promotional pricing and expects to see the benefits of these efforts, in the form of improved gross profit margins, beginning in its fiscal second quarter and throughout the remainder of fiscal 2010. Category contribution margin was $7.7 million compared with $10.6 million in the prior year period. (The Company defines Category contribution margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.)

  BloomNet Wire Service: Revenues were $13.8 million, down 10.4 percent compared with $15.4 million in the prior year period, primarily reflecting reduced wholesale product orders from florists. Gross margin increased 400 basis points to 58.2 percent compared with 54.2 percent in the prior year period, primarily reflecting product mix and pricing initiatives. Category contribution margin was $4.1 million compared with $4.3 million in the prior year period.
  Gourmet Food and Gift Baskets: Revenues were $24.7 million, compared with $36.8 million, primarily reflecting reduced orders from wholesale customers in DesignPac Gifts as well as the shift in the timing of some wholesale orders from the first quarter last year to the second quarter this year. Revenues in this category, excluding DesignPac Gifts, increased approximately 2 percent compared with the prior year. Gross margin increased 690 basis points to 39.6 percent compared with 32.7 percent, primarily reflecting the shift out of the quarter of the lower margin DesignPac orders as well as effective efforts to reduce promotional pricing and manufacturing efficiencies. Category contribution margin was a loss of $3.2 million compared with a loss of $940,000 in the prior year period.

Results of Discontinued Operations: Revenues for the Company’s Home and Children’s Gifts segment were $17.4 million compared with $22.6 million in the prior year period. Gross margin was 43.5 percent compared with 42.6 percent. Category contribution margin was a loss of $2.1 million compared with a loss of $3.0 million in the prior year period.

Company Guidance:

The Company reiterated its previous guidance for fiscal 2010, which calls for revenues from continuing operations to be flat to down approximately five percent compared with the prior year while bottom line results are expected to improve significantly, including increases of more than 30 percent and 20 percent in EPS and EBITDA, respectively, compared with the prior year. Free Cash Flow is expected to grow to a range of $25-to-$30 million for fiscal 2010 compared with approximately $8 million in the prior year. (The Company defines Free Cash Flow from continuing operations as net cash provided by operating activities less capital expenditures.)

McCann said, “While we are guardedly optimistic regarding improvements in the overall economic climate, we believe consumers will continue to be cautious in their discretionary spending during the upcoming holiday period. We remain focused on leveraging our business platform to reduce operating expenses while concurrently improving our gross profit margin through our value-priced product collections, reduced promotional pricing and improved operating efficiencies. Looking ahead, we expect improved quarterly comparisons in terms of revenues and margins as we move into the second half of our fiscal year. Based on these factors, combined with our effective reductions in working capital and capital expenditures, we anticipate driving strong bottom line growth for fiscal 2010.”

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. The Company presents EBITDA and adjusted financial information (Adjusted Net (Loss) Income from continuing operations, Adjusted EPS from continuing operations, Adjusted EBITDA from continuing operations, and Adjusted EPS – collectively “adjusted financial information) because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and adjusted financial information should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS.COM, Inc. has been providing customers with fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, balloons and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM® (1-800-356-9377 or www.1800flowers.com), was listed as a Top 50 Online Retailer by Internet Retailer in 2006, as well as 2008 Laureate Honoree by the Computerworld Honors Program and the recipient of ICMI’s 2006 Global Call Center of the Year Award. 1-800-FLOWERS.COM offers the best of both worlds: exquisite arrangements created by some of the nation’s top floral artists and hand-delivered the same day, and spectacular flowers shipped overnight Fresh From Our Growers®. As always, 100% satisfaction and freshness are guaranteed. Also, visit 1-800-Flowers en Español (www.1800flowersenespanol.com). The Company’s BloomNet® international floral wire service provides (www.mybloomnet.net) a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably.

The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl&Co.® (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May® Confections Brands (www.fanniemay.com and www.harrylondon.com); wine gifts from Ambrosia® (www.ambrosia.com) and Geerlings&WadeSM (www.geerwade.com); gift baskets from 1-800- BASKETS.COM® (www.1800baskets.com) and DesignPac Gifts™ (www.designpac.com) and Celebrations® (www.celebrations.com), a new premier online destination for fabulous party ideas and planning tips. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for significant growth in EBITDA and EPS and Free Cash Flow as part of the Company’s guidance with respect to its fiscal year 2010 compared with the prior year. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to achieve its profitability growth guidance for fiscal year 2010, its ability to improve its operating expense ratio and enhance its profit margins; its ability to manage the increased seasonality of its businesses; its ability to effectively integrate and grow its acquired companies; its ability to cost effectively acquire and retain customers; its ability to reduce working capital requirements and capital expenditures; it’s ability to generate forecasted levels of free cash flow; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, October 22, 2009 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowers.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within 2 hours of the call’s completion. A replay of the call can be accessed via telephone for one week beginning at 2:00 p.m. (EDT) on 10/22/09 at: 1-888-203-1112 (domestic) or 1-719-457-0820 (international). Enter replay pass code #: 9487350.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	September 27, 2009	June 28, 2009

	(unaudited)
Assets
Current assets:
Cash and equivalents	$2,977	$29,562
Receivables, net	20,554	11,335
Inventories	74,471	45,854
Deferred tax assets	13,026	12,666
Prepaid and other	6,255	4,580
Current assets of discontinued operations	21,419	18,100
Total current assets	138,702	122,097

Property, plant and equipment, net	52,850	54,770
Goodwill	41,233	41,205
Other intangibles, net	42,080	42,822
Deferred tax assets	11,902	11,725
Other assets	4,423	3,890
Non-current assets of discontinued operations	9,149	9,647
Total assets	$300,339	$286,156

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$49,170	$53,460
Current maturities of long-term debt and obligations under capital leases	52,222	22,337
Current liabilities of discontinued operations	3,752	2,633
Total current liabilities	105,144	78,430

Long-term debt and obligations under capital leases	64,061	70,518
Other liabilities	2,546	2,091
Non-current liabilities of discontinued operations	1,306	1,334
Total liabilities	173,057	152,373
Total stockholders’ equity	127,282	133,783
Total liabilities and stockholders’ equity	$300,339	$286,156

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except for per share data)
(unaudited)

	Three Months Ended
	September 27, 2009	September 28, 2008

Net revenues:
E-commerce (combined online and telephonic)	$74,840	$87,896
Other	33,476	47,542
Total net revenues	$108,316	$135,438
Cost of revenues	64,562	83,242
Gross profit	$43,754	$52,196

Operating expenses:
Marketing and sales	29,476	32,074
Technology and development	4,556	5,063
General and administrative	12,534	14,054
Depreciation and amortization	4,946	5,075
Total operating expenses	51,512	56,266
Operating loss	(7,758)	(4,070)

Other income (expense):
Interest income	14	89
Interest expense	(1,546)	(1,158)
Other	2	4
Total other income (expense), net	(1,530)	(1,065)
Loss from continuing operations before income taxes	(9,288)	(5,135)
Income tax benefit from continuing operations	3,622	2,017
Loss from continuing operations	(5,666)	(3,118)
Loss from discontinued operations	(2,638)	(3,617)
Income tax benefit from discontinued operations	1,029	1,431
Loss from discontinued operations	(1,609)	(2,186)
Net loss	($7,275)	($5,304)
Basic and diluted net loss per common share
From continuing operations	($0.09)	($0.05)
From discontinued operations	(0.03)	($0.03)
Net loss per common share	($0.11)	($0.08)

Weighted average shares used in the calculation of basic and diluted net loss per common share	63,472	63,518

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Year Ended
	September 27, 2009	September 28, 2008
Operating activities
Net loss	($7,275)	($5,304)
Reconciliation of net loss to net cash used in operating activities:
Loss from discontinued operations	(1,695)	(10,159)
Depreciation and amortization	4,946	5,075
Deferred income taxes	(360)	-
Stock based compensation	1,053	1,219
Bad debt expense	309	495
Other	84	(124)
Changes in operating items, excluding the effects of acquisitions
Receivables	(9,528)	(20,367)
Inventories	(28,617)	(42,085)
Prepaid and other	(1,675)	(2,898)
Accounts payable and accrued expenses	(4,290)	6,852
Other assets	(86)	79
Other liabilities	(2)	89
Net cash used in operating activities	(47,136)	(67,128)

Investing activities
Acquisitions, net of cash acquired	-	(9,297)
Capital expenditures	(2,283)	(6,697)
Purchase of investment	(598)	-
Other, net	39	85
Investing activities of discontinued operations	(35)	(415)
Net cash used in investing activities	(2,877)	(16,324)
Financing activities
Proceeds from employee stock options	-	114
Proceeds from bank borrowings	29,000	83,000
Repayment of notes payable and bank borrowings	(5,087)	(6,192)
Debt issuance cost	-	(2,018)
Repayment of capital lease obligations	(485)	(2)
Financing activities of discontinued operations	-	(84)
Net cash provided by financing activities	23,428	74,818
Net change in cash and equivalents	(26,585)	(8,634)
Cash and equivalents:
Beginning of period	29,562	12,124
End of period	$2,977	$3,490

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Category Information
(in thousands)
(unaudited)

	Three Months Ended
	September 27, 2009	September 28, 2008	% Change
Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$70,003	$83,482	(16.1%)
BloomNet Wire Service	13,785	15,381	(10.4%)
Gourmet Food & Gift Baskets	24,740	36,762	(32.7%)
Corporate (*)	126	204	(38.2%)
Intercompany eliminations	(338)	(391)	13.6%
Total net revenues from continuing operations	$108,316	$135,438	(20.0%)

	Three Months Ended
	September 27, 2009	September 28, 2008	% Change
Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$25,847	$31,690	(18.4%)
	36.9%	38.0%

BloomNet Wire Service	8,022	8,340	(3.8%)
	58.2%	54.2%

Gourmet Food & Gift Baskets	9,791	12,032	(18.6%)
	39.6%	32.7%

Corporate (*)	94	157	(40.1%)
	74.6%	77.0%

Intercompany eliminations	-	(22)
Total gross profit from continuing operations	$43,754	$52,197	(16.2%)
	(40.4%)	(38.5%)

	Three Months Ended
	September 27, 2009	September 28, 2008	% Change
Category contribution margin from continuing operations:
1-800-Flowers.com Consumer Floral	$7,673	$10,587	(27.5%)
BloomNet Wire Service	4,105	4,340	(5.4%)
Gourmet Food & Gift Baskets	(3,210)	(940)	(241.5%)
Category contribution margin subtotal	$8,568	$13,987	(38.7%)
Corporate (*)	(11,380)	(12,982)	12.3%
EBITDA from continuing operations	($2,812)	$1,005	(379.8%)

	Three Months Ended
	September 27, 2009	September 28, 2008	% Change
Discontinued operations:
Net revenues from discontinued operations	$17,354	$22,595	(22.4%)
Gross profit from discontinued operations	7,548	9,626	(21.6%)
Contribution margin from discontinued operations	(2,119)	(3,016)	29.7%
(*)

Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Appendix A – Non-GAAP Reconciliations
(In thousands)
(unaudited)

Reconciliation of Net Loss from Continuing Operations to EBITDA from Continuing Operations:

	Three Months Ended
	September 27, 2009	September 28, 2008
Net loss from continuing operations	($5,666)	($3,118)
Add:
Interest expense	1,546	1,158
Depreciation and amortization	4,946	5,075
Less:
Income tax benefit	3,622	2,017
Interest income	14	89
Other income (expense)	2	4
EBITDA from continuing operations	($2,812)	$1,005

CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com